Exhibit 10.1

Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on the 2nd day of October 2020 (the “Effective Date”), by and between Jacob Cohen, an individual, or his assigns (the “Purchaser”) and Luis Alan Hernandez, an individual (the “Seller”), each sometimes referred to herein as a “Party” and collectively the “Parties.”

A.	Seller owns 6,000,000 shares of restricted common stock of American International Holdings Corp., a Nevada corporation (the “Company” and the “Seller Shares”);

B.	Seller owns one (1) share of Series A Preferred Stock of the Company (the “Preferred Share”);

C.	Seller is the Chief Marketing Officer of the Company, and a member of the Board of Directors of the Company;

D.	Purchaser is the Chief Executive Officer of the Company, and a member of the Board of Directors of the Company;

E.	Seller is willing to sell 4,000,000 of the Seller Shares (the “Shares”) to the Purchaser pursuant to the terms of this Agreement; and

F.	The Purchaser desires to purchase the Shares from the Seller, and undertake the other terms and conditions set forth in this Agreement below.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Purchase and Sale of the Shares

Section 1.01. Purchase and Sale. On the Effective Date (the “Closing”) and upon the terms and subject to the conditions set forth herein, the Seller shall be deemed to have delivered and sold the Shares of the Company to the Purchaser free and clear of all liens and encumbrances (other than restrictions due to the fact that the Shares are ‘restricted securities’ as such term is defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”)), and the Purchaser shall be deemed to have purchased the Shares from the Seller for $1,000.00 in cash (the “Purchase Price”), payable on the Closing.

Section 1.02. Delivery of the Shares; Payment of Purchase Price. Concurrently with the Parties entry into this Agreement (a) the Seller has delivered to the Purchaser, the certificate(s) or a statement of book entry evidencing the Shares and a stock power with medallion signature guaranty; and (b) the Purchaser has delivered the Purchase Price to the Seller.

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ARTICLE II

Representations and Warranties of the Seller

Subject to all of the terms, conditions and provisions of this Agreement, the Seller represents and warrants to the Purchaser as follows:

Section 2.01. Authority. The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Seller has duly and validly executed and delivered this Agreement and will, on or after the Closing, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto. Seller is authorized to affect the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 2.02. No Conflict. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and will not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) result in or require the creation of any lien upon the Shares.

Section 2.03. Title to Shares. The Seller is the sole record and beneficial owner of the Shares and has good and marketable title to all of the Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. Seller has sole managerial and dispositive authority with respect to the Shares and has not granted any person a proxy or option to buy the Shares that has not expired or been validly withdrawn. The sale and delivery of the Shares to the Purchaser pursuant to this Agreement will vest in the Purchaser the legal and valid title to the Shares acquired by the Purchaser hereunder, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever, except for those associated with the restricted nature of the securities (“Encumbrances”).

Section 2.04. Reason for Sale. The Seller agrees that one of the reasons for selling the Shares to the Purchaser hereunder for a value which is below market, is because (a) Seller and Purchaser (together with Mr. Esteban Alexander), were all appointed as officers and directors of the Company at the same time in April 2019, with the intention that such persons would provide a relatively equal amount of services to the Company in the roles as officers and directors thereof; (b) since such appointment date the Purchaser has been required to provide a disproportionate amount of services to the Company; and (c) the Seller desires to affect the sale of the Shares from the Seller to the Purchaser to partially provide additional consideration to the Purchaser for such disproportionate level of services, which Seller benefited from, as a shareholder of the Company.

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ARTICLE III

Representations and Warranties of Purchaser

Subject to all of the terms, conditions and provisions of this Agreement the Purchaser hereby represents and warrants to the Seller as follows:

Section 3.01. Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 3.02. No Conflict. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which Purchaser is a party or by which Purchaser is bound or affected.

ARTICLE IV

Covenants; Additional Requirements; Right of Repurchase

Section 4.01. Further Assurances. Seller and Purchaser agree that, from time to time, whether before, at or after the Closing, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents (a) as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement; or (b) to effect or evidence the transfer to the Purchaser of the Shares held by or in the name of the Seller.

Section 4.02. Survival of Representations. All representations, warranties, and agreements made by any Party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any Party.

Section 4.03. Resignation as Director. The Seller hereby agrees to provide the Company official written notice (which may be via email) of his resignation as a member of the Board of Directors of the Company at any time from the Effective Date and by no later than January 15, 2021.

Section 4.04. Cancellation of Preferred Share. Promptly following the Closing, the Seller shall take such actions necessary and which may be requested from time to time by the Purchaser, to affect the cancellation of the Preferred Share, for no consideration (including, but not limited to, without the required payment by the Company of the $1 redemption price described in the designation of such Series A Preferred Stock).

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ARTICLE V

Miscellaneous

Section 5.01. Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their successors and permitted assigns.

Section 5.02. No Third -Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person not a Party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party; provided that the Company shall be able to rely on the representations and warranties of the Seller and Purchaser made in Articles II and III above for any and all purposes.

Section 5.03. Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the Parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom that waiver is sought to be enforced.

Section 5.04. Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

Section 5.05. Remedies. The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled.

Section 5.06. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

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Section 5.07. Submission to Jurisdiction. Each of the Parties hereby: (a) irrevocably submits to the non-exclusive personal jurisdiction of any Texas court, over any claim arising out of or relating to this Agreement and irrevocably agrees that all such claims may be heard and determined in such Texas court; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a Texas court.

Section 5.08. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

Section 5.09. No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

Section 5.10. Review and Construction of Documents. The Seller represents to the Purchaser and the Purchaser represents to the Seller, that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 5.11. Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

“PURCHASER”

Jacob D. Cohen

“SELLER”

Luis Alan Hernandez

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